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                                                                    EXHIBIT 99.1


                               [Young Letterhead]


                                                March 19, 2002




U.S. Securities and Exchange Commission
Washington, D.C.

     Re:   AUDIT BY ARTHUR ANDERSEN LLP

Ladies and Gentlemen:

     Young Innovations, Inc. has engaged Arthur Andersen LLP as its independent public accountants. Arthur Andersen has represented to Young Innovations, Inc. that the audits were subject to Arthur Andersen's quality control systems for the U.S. accounting and auditing practices to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on audits and availability of national office consultation. Arthur Andersen has informed Young Innovations, Inc. that the availability of personnel at foreign affiliates of Arthur Andersen is not relevant to conduct the audit.



                                       Sincerely,



                                       Arthur L. Herbst, Jr.
                                       Executive Vice President of Strategic
                                       Planning and Chief Financial Officer